Exhibit 10.38
CARDIOVASCULAR SYSTEMS, INC.
SUMMARY OF
EXECUTIVE OFFICER SEVERANCE PLAN
     Effective June 28, 2010, the Company adopted the Cardiovascular Systems, Inc. Executive Officer Severance Plan. The Severance Plan applies initially to: David L. Martin, President and Chief Executive Officer; Laurence L. Betterley, Chief Financial Officer; James E. Flaherty, Chief Administrative Officer and Secretary; Robert J. Thatcher, Executive Vice President; Brian Doughty, Vice President of Commercial Operations; Paul A. Tyska, Vice President of Business Development; Paul A. Koehn, Vice President of Manufacturing; and Scott W. Kraus, Vice President of Sales. Under the Severance Plan, if the Company terminates an executive without cause or due to a reduction in force, as defined in the plan, the executive will receive certain severance benefits during the severance period. The severance period is 18 months for the Chief Executive Officer; 15 months for the Chief Financial Officer, and 12 months for all other executives. For purposes of the Severance Plan, “cause” is generally defined as the executive’s (i) failure to perform his material duties; (ii) willful or deliberate misconduct; (iii) false or materially misleading representation made to the Board; or (iv) commission of any felony. “Reduction in force” is generally defined as an action or decision involving the termination of employment of the Company’s employees that is designated by the Compensation Committee, in its sole and absolute discretion, as a “Reduction-in-Force.”
     The severance benefits generally consist of the continued payment of (i) the executive’s then-current base salary; and (ii) the Company’s share of the costs of the executive’s coverage under the Company’s medical, dental, and life insurance plans. As a condition to receiving these severance benefits, the executive is required to execute a release of claims agreement in favor of the Company. The executive is not entitled to severance benefits if his termination is due to death or disability; if the executive is on military leave, sick leave, or another bona fide leave of absence generally not exceeding six months; or if the executive continues to provide services to the Company in excess of 20% of the average level of services he performed over the immediately preceding 36-month period.
     The Severance Plan does not affect any other rights the Company’s executives may have to severance benefits in their employment agreements. However, an executive will be eligible for severance benefits under the Severance Plan only to the extent the severance is not duplicative of the benefits received by the executive under his employment agreement. The executive will receive benefits under his employment agreement first, and then will be eligible for severance benefits under the Severance Plan; provided, however, that the combined benefit will not exceed the maximum benefit available under the Severance Plan.
     Although the Company has the right to amend or terminate the Severance Plan, the Company may not do so in any manner that diminishes the severance benefits (i) within 12 months of a change of control (the sale by the Company of substantially all of its assets and the consequent discontinuance of its business; a merger, exchange, liquidation or certain acquisitions; certain changes in the composition of the Board; or a definitive agreement relating to any of these); (ii) if such amendment or termination was requested by a party other than the Board, that had previously taken other steps reasonably calculated to result in a change of control and that ultimately resulted in a change of control; or (iii) if such amendment or termination arose in connection with or in anticipation of a change of control that ultimately occurs.